Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Village Super Market, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 2-86320) on Form S-8 of Village Super Market, Inc. of our report dated October 8, 2008, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 26, 2008 and July 28, 2007, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 26, 2008, and the effectiveness of internal control over financial reporting as of July 26, 2008, which report is incorporated by reference from the July 26, 2008 annual report of Village Super Market, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," effective July 29, 2007, and Statement of Financial Accounting Standards No. 158, "Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132 R," effective July 28, 2007.

/s/ KPMG LLP
Short Hills, New Jersey
October 8, 2008